EXHIBIT 4.2(b)

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED ASSET POOL ONE SUPPLEMENT

FIRST AMENDMENT TO THE AMENDED AND RESTATED ASSET POOL ONE SUPPLEMENT, dated as of May 10, 2005 (this “Amendment”), by and between CHASE ISSUANCE TRUST, a statutory business trust organized under the laws of the State of Delaware (the “Issuer”), having its principal office at c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-1600, Attention: Corporate Trust Administration, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as Collateral Agent (the “Collateral Agent”).

WHEREAS, Bank One Issuance Trust, predecessor to the Issuer (the “Original Issuer”), and Wells Fargo Minnesota Bank, National Association, predecessor to the Collateral Agent (the “Original Collateral Agent”), have heretofore executed and delivered an Asset Pool One Supplement, dated as of May 1, 2002 (the “Original Asset Pool One Supplement”), to the Indenture, dated as of May 1, 2002 (the “Original Indenture”), by and between the Original Issuer and the Original Collateral Agent, the latter in its capacity as indenture trustee (the “Original Indenture Trustee”);

WHEREAS, the Issuer and the Collateral Agent are parties to an Amended and Restated Asset Pool One Supplement, dated as of October 15, 2004 (the “Agreement”), to the Amended and Restated Indenture, dated as of October 15, 2004 (the “Indenture”), by and between the Issuer and the Collateral Agent, the latter in its capacity as indenture trustee (the “Indenture Trustee”);

WHEREAS, Section 6.7 of the Agreement and Section 9.01 of the Indenture provides that the Issuer, without the consent of any of the Noteholders, may amend the Agreement upon delivery of an Issuer Tax Opinion for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Agreement or of modifying in any manner the rights of the Holders of the Notes under the Indenture, any Indenture Supplement or any Asset Pool Supplement; provided, however, that (i) the Issuer shall deliver to the Indenture Trustee, the Collateral Agent and the Owner Trustee an Officer’s Certificate to the effect that the Issuer reasonably believes that such amendment will not have an Adverse Effect and is not reasonably expected to have an Adverse Effect at any time in the future and that such amendment does not adversely affect the rights, duties, benefits, protections, privileges or immunities of the Indenture Trustee or the applicable Collateral Agent and (ii) each Note Rating Agency confirms in writing that such amendment will not cause a Ratings Effect;

WHEREAS, each of the Indenture Trustee and the Collateral Agent has received an Issuer Tax Opinion; and each of the Indenture Trustee, the Collateral Agent and the Owner Trustee has received (i) an Officer’s Certificate to the effect that the Issuer reasonably believes that this Amendment will not have an Adverse Effect and is not reasonably expected to have an Adverse Effect at any time in the future and that such amendment does not adversely affect the rights, duties, benefits, protections, privileges or immunities of the Indenture Trustee or the applicable Collateral Agent and (ii) from each Note Rating Agency, confirmation in writing that this Amendment will not cause a Ratings Effect; and

WHEREAS, all other conditions precedent to the execution of this Amendment have been complied with;

NOW, THEREFORE, the Issuer and the Collateral Agent are executing and delivering this Amendment in order to amend the provisions of the Agreement in the manner set forth below.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement, or if not therein, the Indenture.

SECTION 1. Amendment to Section 2.5(b)(iv). Section 2.5(b)(iv) of the Agreement is hereby amended to read in its entirety as follows:

(iv) on or before the tenth Business Day prior to the Removal Date, each Note Rating Agency shall have received notice from the Servicer of such proposed removal of the Asset Pool One Receivables of such Asset Pool One Accounts and, if such removal is pursuant to subclause (iii)(z) above, the Note Rating Agency Condition shall have been satisfied; and

SECTION 2. Ratification of the Agreement. As amended by this Amendment, the Agreement is in all respects ratified and confirmed, and the Agreement, as so amended by this Amendment shall be read, taken and construed as one and the same instrument.

SECTION 3. Severability. If any one or more of the covenants, agreements, provisions or terms or portions thereof of this Amendment shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms or portions thereof shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms or portions of this Amendment.

SECTION 4. Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute one and the same instrument.

SECTION 5. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES UNDER THIS AMENDMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

CHASE ISSUANCE TRUST,
as Issuer

By:	WILMINGTON TRUST COMPANY,
not in its individual capacity but solely as Owner Trustee on behalf of the Issuer

By:	/s/ Michele C. Harra
Name:	Michele C. Harra
Title:	Financial Services Officer

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Collateral Agent and not in its individual capacity

By:	/s/ Cheryl Zimmerman
Name:	Cheryl Zimmerman
Title:	Assistant Vice President

Acknowledged and Accepted:

CHASE BANK USA, NATIONAL ASSOCIATION,

as Transferor, Servicer and Administrator

By:	/s/ Keith W. Schuck
Name:	Keith W. Schuck
Title:	President